Exhibit 10.8

AIRGAIN, INC. 2016 INCENTIVE AWARD PLAN

PERFORMANCE STOCK Unit Grant Notice

Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2016 Incentive Award Plan (as amended from time to time, the “Plan”) of Airgain, Inc. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the performance-based Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Target Number of PSUs:
Maximum Number of PSUs:
Vesting Schedule:	The PSUs shall vest as set forth in Exhibit B.

By electronically accepting this document, Participant agrees to be bound by the terms of this Grant Notice, the Plan, and the Agreement. Participant has reviewed the Plan, this Grant Notice, and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, this Grant Notice, and the Agreement. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, or the Agreement.

Exhibit A

PERFORMANCE STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.

General

1.1 Award of PSUs. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

1.2 Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.\

Article II.

Vesting Forfeiture and Settlement

2.1 Vesting; Forfeiture. The PSUs will vest according to the vesting schedule in the Grant Notice (the "Vesting Schedule"). In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Unless and until the PSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such PSUs.

2.2 Settlement.

i.
PSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty (60) days after the applicable vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
ii.
All distributions shall be made by the Company in the form of whole shares of Common Stock.
iii.
Neither the time nor form of distribution of Shares with respect to the PSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

Article III.

Taxation and Tax Withholding

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

i. The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award (provided, however, that if Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises, the prior approval of the Administrator shall be required for any election by the Company pursuant to this Section 3.2(a)).

ii. Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

Article IV.

Other Provisions

4.1 Award Not Transferable. Without limiting the generality of any other provision hereof, the Award shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan.

4.2 Adjustments. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.12 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the PSUs hereunder shall be distributed to Participant no later than the later of: (A) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such PSUs are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such PSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

4.13 Governing Law. The provisions of the Plan and all Awards made thereunder, including the PSUs, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

* * * * *

Exhibit B

VESTING SCHEDULE

1.
Performance and Time Vesting Applicable to PSUs. During the Performance Period (defined below), each PSU shall vest and become a “Fully-Vested PSU” upon both (A) becoming an Earned Performance-Vesting PSU and (B) satisfying the Service Vesting Requirement (each such term as defined below), as follows:

(a) Earned Performance-Vesting PSUs.

(i) The PSUs shall become “Earned Performance-Vesting PSUs” upon the Administrator’s certification of the attainment of both (A) each of the three Price Per Share goals set forth in the following table (each, a “Price Per Share Goal”), with respect to the number of PSUs set forth opposite such Price Per Share goal in the table below, and (B) achievement of the Revenue Goal, in each case during the Performance Period:

Price Per Share Goal (1)(2)	Revenue Goal (3)	Number of Earned Performance-Vesting PSUs
Share Value is greater than or equal to $25.00 during the Performance Period (Threshold)	Must Be Satisfied During Performance Period	[____] PSUs[1] (the “Threshold PSUs”)
Share Value is greater than or equal to $37.50 during the Performance Period (Target)	Must Be Satisfied During Performance Period	An additional number of PSUs so that the total Earned Performance Vesting PSUs is equal to [____] PSUs[2] (the “Target PSUs”)
Share Value is greater than or equal to $55.00 during the Performance Period (Maximum)	Must Be Satisfied During Performance Period	An additional number of PSUs so that the total Earned Performance Vesting PSUs is equal to (1) [____] PSUs[3](the “Maximum PSUs”)

[1]Insert 50% of Target PSUs (shares earned are calculated as follows: 50% * Target PSUs)

[2]Insert 100% of Target PSUs.

[3] Insert 150% of Target PSUs

(1) In the event of a change in capitalization or other adjustment event contemplated by the Plan, the Price Per Share Goals set forth above shall be equitably adjusted.

(2) For the avoidance of doubt, (A) each Price Per Share Goal may be achieved only once during the Performance Period, (B) more than one Price Per Share Goal may be achieved on a particular date, (C) a Price Per Share Goal must be achieved prior to or concurrently with achievement of the Revenue Goal (and, for the avoidance of doubt, the Revenue Goal cannot be achieved prior to the occurrence of a Price Per Share Goal but may be achieved afterwards during the Performance Period), and (D) in the event the Revenue Goal is not achieved during the calendar quarter in which a Price Per Share Goal is achieved, the number of PSUs eligible to vest with respect to such Price Per Share Goal will remain eligible to become Earned Performance-Vesting PSUs in the event the Revenue Goal is achieved as of the last day of any calendar quarter thereafter (or, if earlier, upon a Change in Control) during the Performance Period provided that such Price Per Share Goal has been consistently met through the date the Revenue Goal is achieved and such achievement is certified by the Administrator. For example, if the first Price Per Share Goal of $25.00 per share is satisfied on January 31, 2023 (and the Revenue Goal is also met as of such date), the Share Value thereafter drops below such level and again reaches $25.00 per share, then no additional PSUs shall become Earned Performance-Vesting PSUs with respect to the achievement of such Price Per Share Goal a second time. In addition, for example, if the first Price Per Share Goal of $25.00 per share is satisfied on January 31, 2023 (and the Revenue Goal is not also met as of such date), the Revenue Goal may be achieved as of the last day of any calendar quarter thereafter during the Performance Period with respect to the PSUs eligible to vest as a result of such Price Per Share Goal provided that the Share Value does not drop below $25.00 following the date such Price Per Share Goal was first achieved through the date the Revenue Goal is achieved and such achievement is certified by the Administrator.

(3) The “Revenue Goal” shall be deemed achieved as of the last day of any calendar quarter if the Company’s Revenue as of the last day of such calendar quarter equals or exceeds 75% of the year-to-date Revenue target set forth in the Company’s Annual Operating Plan as approved by the Board for the then-current calendar year; provided, however, that if a Price Per Share Goal is achieved during the first calendar quarter of a calendar year, the Revenue Goal may be satisfied if the Company’s annual Revenue for the calendar year preceding the calendar quarter in which such Price Per Share Goal is achieved equals or exceeds 75% of the annual Revenue target set forth in the Annual Operating Plan for the calendar year preceding the calendar year in which the Price Per Share Goal is achieved; provided, however, in the event of a Change in Control, the Revenue Goal shall be deemed achieved if the Company’s Revenue as of the last day of the calendar quarter preceding the date of the Change in Control equals or exceeds 75% of the year-to-date Revenue target set forth in the Company’s Annual Operating Plan as approved by the Board for the calendar year in which such Change in Control occurs; provided, however, that if a Change in Control occurs during the first calendar quarter of a calendar year, the Revenue Goal will be satisfied if the Company’s annual Revenue for the calendar year preceding the calendar year in which such Change in Control occurs equals or exceeds 75% of the annual Revenue target set forth in the Annual Operating Plan for the calendar year preceding the calendar year in which the Change in Control occurs.

(ii) In the event a Price Per Share Goal is achieved during the Performance Period but the Revenue Goal is not achieved during the calendar quarter in which a Price Per Share Goal is achieved, the number of PSUs eligible to vest with respect to such Price Per Share Goal will remain eligible to become Earned Performance-Vesting PSUs in the event the Revenue Goal is achieved as of the last day of any calendar quarter thereafter (or, if earlier, upon a Change in Control) during the Performance Period provided that such Price Per Share Goal has been consistently met (e.g., the Share Value has not fallen below the applicable Price Per Share Goal following the date the Price Per Share Goal was first achieved) through the date the Revenue Goal is achieved and such achievement is certified by the Administrator.

(iii) PSUs that become Earned Performance-Vesting PSUs pursuant to this Section 1(a) as a result of achievement of the performance objectives set forth in the table above shall be eligible to become Fully-Vested PSUs if and to the extent they satisfy the Service Vesting Requirement as provided in Section 1(b) below.

(iv) The Administrator’s certification pursuant to this Section 1(a) shall occur within ninety (90) days following the achievement of each applicable Price Per Share Goal or the Revenue Goal (if occurring after the achievement of a Price Per Share Goal).

(b) Service Vesting Requirement. Subject to Section 2 below, each PSU shall service vest and satisfy the “Service Vesting Requirement” on the later of (i) the date that is ninety (90) days following the date on which the applicable Price Per Share Goal was achieved, (ii) the date on which the Administrator certifies achievement of the Revenue Goal with respect to any tranche of PSUs for which the Price Per

Share Goal has been achieved, if later than the date in clause (i), or (iii) the first anniversary of the Grant Date, subject to Participant’s continuous status as a Service Provider through such service-vesting date.

2. Effect of Termination of Service.

(a) Qualifying Termination. In the event of Participant’s Termination of Service during the Performance Period (i) by the Company without Cause (as defined below), (ii) by Participant for Good Reason (as defined below), or (iii) as a result of Participant’s death (each, a “Qualifying Termination”), any outstanding PSUs that are Earned Performance-Vesting PSUs as of the date of such Qualifying Termination but that have not satisfied the Service Vesting Requirement as of such date shall be deemed to have satisfied the applicable Service Vesting Requirement as of the date of termination.

(b) Other Terminations. In the event of Participant’s Termination of Service for any reason other than a Qualifying Termination, any portion of the PSUs that have not become Fully-Vested PSUs as of the date of termination shall be immediately forfeited.

(c) Release. The treatment set forth above in connection with a Qualifying Termination is subject to and conditioned upon Participant’s (or Participant’s estate’s, as applicable) execution, delivery and non-revocation of a general release of claims in a form reasonably acceptable to the Company (or, if Participant is a party to a written employment agreement with a form of release attached thereof, in the form attached to such written employment agreement) (the “Release”) within thirty (30) days following Participant’s Termination of Service.

3. Effect of Change in Control. In the event of a Change in Control during the Performance Period, the following shall apply:

(a) Any outstanding PSUs that are Earned Performance-Vesting PSUs as of the date of the Change in Control (including PSUs that become Earned Performance-Vesting PSUs as a result of the Change in Control in accordance with the definition of “Share Value” in the context of a Change in Control and the definition of “Revenue Goal”)) but that have not satisfied the Service Vesting Requirement as of such date shall be deemed to have satisfied the applicable Service Vesting Requirement and such PSUs shall become Fully-Vested PSUs as of the date of the Change in Control.

(b) In the event that the Share Value achieved in connection with a Change in Control falls between two Price Per Share Goals, the PSUs associated with the greater of the Price Per Share Goals shall be deemed partially-achieved and shall become Fully-Vested PSUs as of the date of the Change in Control in a pro rata portion calculated by multiplying the number of PSUs allocated to such partially-achieved Price Per Share Goal by a fraction, the numerator of which is the difference between the Share Value as of the date of the Change in Control and the preceding (fully-achieved) Price Per Share Goal, and the denominator of which is the difference between the partially-achieved Price Per Share Goal and the preceding (fully-achieved) Price Per Share Goal; provided that no additional PSUs shall become Fully-Vested PSUs pursuant to this clause (b) unless the Revenue Goal has been achieved as of the date of the Change in Control.

For example, assuming a Change in Control occurs on January 31, 2023 and the Share Value as of such date is $29.00, the PSUs attributed to the first (fully-achieved) Price Per Share Goal of $25.00 would become Fully-Vested PSUs as of the date of the Change in Control, and a prorated portion of the PSUs allocated to the second (partially-achieved) Price Per Share Goal of $37.50 would become Fully-Vested PSUs as of the date of the Change in Control, calculated as follows (provided that the Company’s Revenue for 2022 equaled or exceeded 75% of the annual Revenue target set forth in the Annual Operating Plan for 2022):

Number of Additional PSUs Eligible to Vest Based on Partially-Achieved Price Per Share Goal

x

((Share Value as of the date of the Change in Control – preceding fully-achieved Price Per Share Goal)/ (partially-achieved Price Per Share Goal – preceding fully-achieved Price Per Share Goal))

i.e.

[____] x ($29-$25.00) / ($37.50-$25.00) = [____]

Accordingly, in this example, a total of [____] PSUs (sum of [____] + [____]) would become Fully Vested PSUs as of the date of the Change in Control, and the remaining [____] PSUs would be immediately forfeited.

(c) Notwithstanding the foregoing, any PSUs that have not or do not become Earned Performance-Vesting PSUs upon the date of the Change in Control shall be immediately forfeited and terminated without consideration therefor.

4. Interaction with Employment Agreement. If Participant is a party to a written employment agreement that provides for the accelerated vesting of equity awards, Participant hereby specifically acknowledges and agrees that the accelerated vesting of this Award shall be governed solely by the terms of this Agreement and that the accelerated vesting terms of any such employment agreement shall in no event govern this Award. Any employment agreement is hereby amended to be consistent with this Section 4.

5. Certain Definitions.

(a) “Cause” means the Company’s good faith determination of: (i) Participant’s material breach of this Agreement or any written agreement with the Company or the Confidentiality and Inventions Assignment Agreement; (ii) Participant’s continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted appropriation) of any of the Company’s funds or property of any kind; (v) willful gross misconduct; or (vi) Participant’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; provided, however, that except for Cause being the result of item (vi) above, the Company shall provide written notice to Participant, which notice specifically identifies the nature of the alleged Cause claimed by the Company with enough specificity for Participant to be able to cure, and Participant shall thereafter have fifteen (15) days to cure the purported ground(s) for Cause.

(b) “Good Reason” means: (i) a material reduction in Participant’s authority, duties or responsibilities relative to Participant’s authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in Participant’s base salary relative to Participant’s base salary in effect immediately prior to such reduction (and the Company and Participant agree that a reduction of ten percent (10%) or more will be considered material for purposes of this clause (ii)), other than a general reduction in the base salaries of similarly-situated employees of the Company; (iii) a material change in the geographic location at which Participant must perform his duties (and the Company and Participant agree that any requirement that Participant be based at any place outside a 25-mile radius of his or her place of employment as of the Grant Date, except for reasonably required travel on the Company's or any successor's or affiliate's business that is not materially greater than such travel requirements prior to the Grant Date, shall be considered a material change); or (iv) the Company’s material breach of this Agreement; provided, however, that Participant must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice. Participant’s resignation for Good Reason must occur within six (6) months following the initial existence of such condition.

(c) “Performance Period” means the period beginning on the Grant Date and ending on the first to occur of (a) March 31, 2025, (b) the date of Participant’s Termination of Service, or (d) the date of any Change in Control.

(d) “Revenue” means the Company’s revenue as determined in accordance with generally accepted accounting principles.

(e) “Share Value,” as of any given date, means the thirty (30) calendar day trailing average market closing price of the Company’s Common Stock ending on and including such date; provided, however, that, in the event of a Change in Control, Share Value with respect to the Company as of the date of such Change in Control shall mean the price per share of the Company’s Common Stock paid by the acquirer in the Change in Control transaction or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquirer or its affiliate, then Share Value shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such acquirer stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs, unless otherwise determined by the Administrator in connection with valuing any shares that are not publicly traded; provided, further, that, for purposes of determining if the Share Value equals or exceeds a Price Per Share Goal as a result of a Change in Control, the Share Value in the event of a Change in Control shall be measured without regard to the thirty (30) calendar day period described above.